Exhibit 21.1

PARENT	SUBSIDIARIES	JURISDICTION OF ORGANIZATION
Max Capital Group Ltd. (the Registrant)	Max Bermuda Ltd.	Bermuda

	Max Managers Ltd.	Bermuda

	Max USA Holdings Ltd.	Delaware, USA

	Max Capital Services Limited	Ireland

Max Bermuda Ltd.	Max Diversified Strategies Ltd.	Bermuda

	Max Europe Holdings Limited	Ireland

Max Europe Holdings Limited	Max Re Europe Limited	Ireland

	Max Insurance Europe Limited	Ireland

Max USA Holdings Ltd.	Max Specialty Insurance Company	Delaware, USA

	Max Specialty Insurance Services Ltd.	Delaware, USA

	Max Managers USA Ltd.	Delaware, USA

Max Capital Services Limited	Max Capital Services USA LLC	Delaware, USA

	Max Capital Services BDA Ltd.	Bermuda

Max Specialty Insurance Services Ltd.	Max California Insurance Services Ltd.	California, USA